Exhibit 99.1

Pulmatrix Announces Second Quarter 2023 Financial Results and Provides Corporate Update

Subject enrollment for the Phase 2b study of PUR1900 is ongoing with five additional sites added during Q2, totaling thirteen active sites to date in four countries, and topline data anticipated in Q3 2024

Submitted an IND for a Phase 2 study of PUR3100 for Acute Migraine

$25.8 million in cash and cash equivalents at the end of Q2 2023 providing projected cash runway into Q1 2025

Bedford, Mass., August 10, 2023 – Pulmatrix, Inc. (NASDAQ: PULM), a clinical-stage biopharmaceutical company developing innovative inhaled therapies to address serious pulmonary and central nervous system disease using its patented iSPERSE™ technology, today announced second quarter financial results for 2023 and provided a corporate update on its development programs.

Ted Raad, Chief Executive Officer of Pulmatrix commented, “With our first quarter initiation of the PUR1900 Phase 2b study in allergic bronchopulmonary aspergillosis, or ABPA, our focus for the second quarter was both to continue our work on the PUR1900 trial as well as to file an Investigational New Drug Application, or IND, for a Phase 2 trial for PUR3100 for the treatment of acute migraine, which we achieved in June 2023. We anticipate starting the PUR3100 trial once appropriate financing or partnerships have been arranged. While we advance all of our programs clinically, we have focused on driving operational efficiencies and have extended our projected cash runway into the first quarter of 2025.”

Second Quarter 2023 and Recent Program and Corporate Highlights

PUR1900

●	PUR1900 is currently in a Phase 2 trial for the treatment of ABPA in patients with asthma (NCT05667662). In February 2023, Pulmatrix began dosing patients for its proof-of-concept Phase 2b study of PUR1900 (itraconazole, administered as a dry powder for inhalation using iSPERSE™). This Phase 2b trial is a randomized, double-blind, multi-center, placebo-controlled study to evaluate PUR1900’s efficacy and safety. The multi-center study is being conducted in the United States, United Kingdom, Australia and France. Endpoints include safety, tolerability, and potential efficacy outcomes to identify potential registrational endpoints in adult patients with asthma and ABPA. Pulmatrix anticipates topline data from this study in the third quarter of 2024.

PUR3100

●	The Company submitted an IND to the United States Food and Drug Administration for PUR3100 in June 2023. PUR3100 is under development as an orally inhaled dihydroergotamine (DHE) engineered with iSPERSE™ for the acute treatment of migraine. The IND includes a Phase 2 clinical protocol where safety and preliminary efficacy of PUR3100 will be investigated in patients with acute migraine. The Company is pursuing potential partnership opportunities.

●	Data from the Phase 1 study, completed last year, was presented at the American Headache Society 65th Annual Meeting in June 2023. Results showed a lower incidence of nausea, and no vomiting was observed in PUR3100 dose groups compared to intravenously (IV) administered DHE. The study also showed that PUR3100 achieved peak exposures in the targeted therapeutic range and time to maximum concentration occurred at five minutes after dosing at all dosing levels.

PUR1800

●	In February 2023, Pulmatrix presented complete results from a Phase 1b study of PUR1800 for acute exacerbations of chronic obstructive pulmonary disease (AECOPD). The topline data was initially announced in March 2022, at the American Academy of Allergy, Asthma & Immunology annual conference. The completed data analysis will inform the study design of a potential Phase 2 study in patients with AECOPD. Pulmatrix plans to pursue partnership opportunities to advance PUR1800 into a potential Phase 2 clinical trial.

Second Quarter 2023 Financial Results

Revenues increased $0.5 million to $1.8 million for the three months ended June 30, 2023 compared to $1.3 million for the three months ended June 30, 2022. The increase is related to the Company’s revenues recognized in accordance with the Cipla Agreement for PUR1900 during the period.

Research and development expenses decreased approximately $0.2 million to $4.2 million for the three months ended June 30, 2023 compared to $4.3 million for the three months ended June 30, 2022. The decrease was primarily due to decreased spend of $0.8 million in costs related to the Company’s PUR3100 program and $0.1 million in costs related to the Company’s PUR1800 program, partially offset by increases in spending of $0.5 million in costs related to the Company’s PUR1900 program and $0.2 million of employment and operating costs.

General and administrative expenses increased $0.1 million to $1.7 million for the three months ended June 30, 2023, compared to $1.6 million for the three months ended June 30, 2022. The increase was primarily due to increased professional services costs.

Pulmatrix’s total cash and cash equivalents balance as of June 30, 2023 was $25.8 million. The Company anticipates that its cash position, based on operational efficiencies and prioritization of spending, is sufficient to fund its operations into the first quarter of 2025.

PULMATRIX, INC.

Consolidated Balance Sheets

(in thousands, except share and per share data)

	June 30, 2023	December 31, 2022
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$25,791	$35,628
Restricted cash	153	153
Accounts receivable	418	1,298
Prepaid expenses and other current assets	1,019	1,068
Total current assets	27,381	38,147
Property and equipment, net	279	235
Operating lease right-of-use asset	277	710
Long-term restricted cash	1,472	1,472
Other long-term assets	1,984	389
Total assets	$31,393	$40,953
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$929	$1,188
Accrued expenses and other current liabilities	1,201	1,638
Operating lease liability	358	857
Deferred revenue	1,109	1,339
Total current liabilities	3,597	5,022
Deferred revenue, net of current portion	4,347	4,822
Total liabilities	7,944	9,844
Stockholders’ equity:
Preferred stock, $0.0001 par value — 500,000 shares authorized; 6,746 shares designated Series A convertible preferred stock; no shares issued and outstanding at June 30, 2023 and December 31, 2022	-	-
Common stock, $0.0001 par value — 200,000,000 shares authorized; 3,652,285 and 3,639,185 shares issued and outstanding at June 30, 2023 and December 31, 2022, respectively	-	-
Additional paid-in capital	305,189	304,585
Accumulated deficit	(281,740)	(273,476)
Total stockholders’ equity	23,449	31,109
Total liabilities and stockholders’ equity	$31,393	$40,953

PULMATRIX, INC.

Consolidated Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenues	$1,844	$1,331	$3,343	$2,491

Operating expenses
Research and development	4,165	4,337	8,039	8,486
General and administrative	1,670	1,553	3,880	3,527
Total operating expenses	5,835	5,890	11,919	12,013
Loss from operations	(3,991)	(4,559)	(8,576)	(9,522)
Other income (expense)
Interest income	236	15	458	16
Other expense, net	(61)	(51)	(146)	(62)
Total other income (expense), net	175	(36)	312	(46)
Net loss	$(3,816)	$(4,595)	$(8,264)	$(9,568)
Net loss per share attributable to common stockholders – basic and diluted	$(1.04)	$(1.36)	$(2.26)	$(2.87)
Weighted average common shares outstanding – basic and diluted	3,652,285	3,372,090	3,651,531	3,334,891

About Pulmatrix, Inc.

Pulmatrix is a clinical-stage biopharmaceutical company developing innovative inhaled therapies to address serious pulmonary diseases and central nervous system (“CNS”) disorders using its patented iSPERSE™ technology. The Company’s proprietary product pipeline includes treatments for lung diseases, such as allergic bronchopulmonary aspergillosis (“ABPA”), Chronic Obstructive Pulmonary Disease (“COPD”) and CNS disorders such as acute migraine. Pulmatrix’s product candidates are based on its proprietary engineered dry powder delivery platform, iSPERSE™, which seeks to improve therapeutic delivery to the lungs by maximizing local concentrations and reducing systemic side effects to improve patient outcomes.

For more on our inhaled product candidates please visit: https://www.pulmatrix.com/pipeline.html.

Forward-Looking Statements

Certain statements in this press release that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the federal securities laws. Such forward-looking statements include, but are not limited to, statements of historical fact and may be identified by words such as “anticipates,” “assumes,” “believes,” “can,” “could,” “estimates,” “expects,” “forecasts,” “guides,” “intends,” “is confident that”, “may,” “plans,” “seeks,” “projects,” “targets,” and “would,” and their opposites and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including, but not limited to, the impact of the novel coronavirus (COVID-19) on the Company’s ongoing and planned clinical trials; the geographic, social and economic impact of COVID-19 on the Company’s ability to conduct its business and raise capital in the future when needed; delays in planned clinical trials; the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of therapeutic candidates; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the Company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; the ability to secure and enforce legal rights related to the Company’s products, including patent protection. A discussion of these and other factors, including risks and uncertainties with respect to the Company, is set forth in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Contact:

Timothy McCarthy, CFA

917-679-9282

tim@lifesciadvisors.com